AMENDMENT NO. 3 TO THE

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDMENT NO. 3 TO THE THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of May 7, 2014 by and among 1st United Bancorp, Inc., a business corporation organized and operating under the laws of the State of Florida (the “Company”), 1st United Bank, a commercial bank organized and operating under the laws of the State of Florida (the “Bank”), and Rudy Schupp (the “Executive”).

WHEREAS, Executive serves the Company in the capacity of Chief Executive Officer and the Bank in the capacities of Chief Executive Officer and President; and

WHEREAS, the Company, the Bank and Executive entered into an Employment Agreement dated March 4, 2004, as amended and/or restated on January 1, 2007, December 18, 2008, December 20, 2011, January 24, 2012, July 23, 2013 and November 12, 2013 (the “Agreement”); and

WHEREAS, the Company, the Bank and Executive entered into a Supplemental Executive Retirement Agreement originally adopted May 31, 2006, and as amended and restated effective December 18, 2008 (the “SERP”); and

WHEREAS, the Company and Valley National Bancorp have entered into an Agreement and Plan of Merger dated May 7, 2014 (the “Merger Agreement”) pursuant to which: (i) the Company shall merge with and into Valley National Bancorp and (ii) the Bank shall merge with and into Valley National Bank (collectively the “Merger”); and

WHEREAS, the Company, the Bank and Executive desire to amend the Agreement to quantify the payments to be provided to Executive under the Agreement and the SERP in connection with the Merger; and

WHEREAS, based on the foregoing, the Company, the Bank and Executive further desire to amend the Agreement so that: (i) Executive would no longer be entitled to a payment from the Company or the Bank to cover excise taxes incurred (including any income or payroll tax incurred on such excise taxes), if any, under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to any payment made, or benefit provided, by the Company, the Bank or any of their direct or indirect subsidiaries or affiliates that constitutes an “excess parachute payment” as defined under Section 280G of the Code; and (ii) the interest rate applicable to calculating the present value of the current and future accrued benefits that the Executive would be entitled under any Employee Pension Benefit Plan (as defined in the Agreement) is the greater of: (A) the Applicable PBGC Rate (as defined in the Agreement); or (B) 4.0%; and

WHEREAS, Section 22 of the Agreement provides that the Agreement may be modified in writing by the parties thereto.

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Agreement is hereby amended as follows:

1.             Amendment to Paragraph (B) of Section 9(b)(iv) of the Agreement. Paragraph (B) of Section 9(b)(iv) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(B)      The present value of the accrued benefits to which the Executive is actually entitled under each such Employee Pension Benefit Plan that is a defined benefit plan as of the Triggering Event Date using comparable actuarial assumptions (where applicable) as then being utilized by such respective plan. In computing the present value of such lump sum payment, the greater of: (i) the annualized rate of interest prescribed by the Pension Benefit Guaranty Corporation for the computation of the value of lump sum payments otherwise payable under terminating single employer defined benefit plans for the month in which the Executive’s termination of employment occurs (“Applicable PBGC Rate”); or (ii) an interest rate of 4.0% shall be utilized; and”

2.             Amendment to Section 12 (Tax Indemnification) of the Agreement. Section 12 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Section 12. [Reserved]”

3.             Amendment to Section 27 (Section 409A) of the Agreement. The following paragraph is hereby added to the end of Section 27 of the Agreement to read as follows:

“Notwithstanding anything in this Agreement to the contrary, the Company and the Bank shall have the right to terminate this Agreement without Executive’s consent by irrevocable action within the 30 days preceding, or 12 months following a Change of Control (as defined under Section 409A of the Code), provided that the Agreement shall only be treated as terminated if all substantially similar arrangements sponsored by the Company and/or the Bank that are treated as a single plan under Treasury Regulations Section 1.409A-1(c)(2) are terminated and liquidated so that Executive and all other individuals under such substantially similar arrangements who experienced the Change of Control event are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the irrevocable termination of the arrangements. In the event of such termination of the Agreement, Executive would be entitled to the payments and benefits under the Agreement assuming his involuntary termination of employment without cause immediately following the Change in Control, which would be distributed in accordance with Treasury Regulations Section 1.409A-3(j)(4)(ix).”

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4.             Termination of the Agreement and the SERP. The Agreement shall remain in full force and effect until the Effective Time, as defined in the Merger Agreement. As of the Effective Time, the Company and the Bank, as directed by Valley National Bancorp, shall terminate the Agreement in accordance with Section 27 (as amended pursuant to this Amendment) and the SERP in accordance with terms thereof and Section 409A of the Code. As a result of such actions, the Company or the Bank (or any successor) shall pay to Executive a cash lump sum payment equal to: (i) $4,681,526 in settlement of his contractual rights to the payments and benefits set forth in Section 11 of the Agreement and the SERP; plus (ii) pursuant to Section 5(i) of the Agreement, a payment to compensate Executive for the applicable federal income tax liabilities (at a rate not to exceed 39.6%) attributable to Executive’s unvested restricted stock awards that become vested as a result of the Merger (collectively, the “Settlement Payment”). Executive hereby acknowledges and agrees that following the receipt of the Settlement Payment, Executive has no contractual right to any payment or benefit under the Agreement or the SERP. Notwithstanding the foregoing, Executive does not waive the rights that he may have related to the Employee Benefit Plans (excluding the SERP) and any outstanding stock option, restricted stock or other equity awards. Executive acknowledges and agrees that, as of the Effective Time of the Merger, he will be entitled to receive only the cash payments contemplated by Sections 2.3(b) and 2.3(c) of the Merger Agreement in exchange for any stock options and other equity awards (excluding restricted stock) outstanding as of the Effective Time.

5.             Capitalized Terms. Capitalized terms herein shall have the meanings ascribed to them in the Agreement except as otherwise expressly provided in this Amendment.

6.             Effect of Amendment. Notwithstanding anything to the contrary, this Amendment shall become effective as of the Effective Time. In the event the Merger Agreement is terminated for any reason, this Amendment shall automatically terminate and become null and void. Except and to the extent modified by this Amendment, the provisions of the Agreement shall remain in full force and effect and are hereby incorporated into and made a part of this Amendment.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company, the Bank and Executive have executed this Amendment as of the day and year first written above.

1ST UNITED BANCORP, INC.

By:	/s/ John Marino
Name:	John Marino
Title:	President

1ST UNITED BANK

By:	/s/ John Marino
Name:	John Marino
Title:	Chief Financial Officer

EXECUTIVE

/s/ Rudy Schupp
Rudy Schupp
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